Exhibit 99.1

Media Contact:	Company Contact:
Joseph Crivelli	Marc Sanders
Senior Vice President	Director of Marketing
Gregory FCA Communications	Royal Bank America
Office: 610-228-2100	Office: 610-668-4700
Cell: 610-299-6700	Cell: 484-802-1944
ROYAL BANCSHARES OF PENNSYLVANIA, INC. ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER ENDED JUNE 30, 2009
Narberth, PA—August 14, 2009—Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA), today announced its financial results for the second quarter ended June 30, 2009.
The net loss attributable to Royal Bancshares (“Royal”) was $12.1 million for the quarter, or 95 cents loss per common share, compared to net income of $152,000, or one cent per common share, in the quarter ended June 30, 2008. Second quarter results included a $7 million provision for loan and lease losses and $5.1 million of net non-cash impairment losses on investment securities. In addition, an industry-wide FDIC insurance special assessment charge of approximately $600 thousand to replenish the FDIC Insurance Fund negatively impacted earnings per share by approximately five cents per share.
For the six months ended June 30, 2009, net loss attributable to Royal Bancshares was $18.8 million, or $1.47 per common share, compared to net income of $1.2 million or 9 cents per share in the first six months of 2008. The results for the first half of 2009 included a $9.8 million provision for loan and lease losses; $9.3 million of non-cash impairment losses on investment securities; as well as the previously mentioned FDIC insurance special assessment charge of approximately $600 thousand.
Robert Tabas, Chairman and CEO, said, “Second quarter results were disappointing, as economic conditions and the overall recessionary credit environment continued to negatively impact Royal’s earnings. However, as we continue to work through challenges associated with our legacy real estate loans, we are optimistic about the new business development environment. During the second quarter, we continued to forge new relationships with retail and commercial banking customers and posted strong deposit growth at our branches and small business loan growth through our SpurTheEconomy.com initiative.”
Mr. Tabas continued, “We are pleased that our capital ratios for Royal Bancshares and its banking subsidiaries exceed the regulatory definitions for a well-capitalized bank at June 30, 2009. This reflects the underlying strength of our balance sheet, despite the significant challenges we have faced.”
Royal’s board of directors has determined to suspend the regular quarterly cash dividends on the Series A Preferred Stock of $30.4 million issued to the United States Department of the Treasury as part of the Capital Purchase Program. The Company’s board of directors took this action in consultation with the Federal Reserve Bank of Philadelphia as required by recent regulatory policy guidance. The board of directors also intends to suspend interest payments on its $25.8 million of outstanding trust preferred securities. Royal currently has sufficient capital and liquidity to pay the scheduled dividends on its preferred stock and interest payments on its trust preferred securities, but is taking these actions to support its capital position in light of current economic conditions.
The following is an overview of key financial metrics for the quarter:
—	Total assets were $1.3 billion at June 30, 2009, an increase of 12.3% from $1.2 billion at December 31, 2008.

—	Second quarter 2009 deposit levels were $876.7 million, up $116.6 million or 15.3% from $760.1 million at December 31, 2008 and up $64.6 million or 8% from $812.1 million at March 31, 2009.

—	Net loans and leases at quarter end were $687.8 million, up 2.4% or $16 million compared to $671.8 million at December 31, 2008 and up $7.7 million or 1.1% from $680.1 million at March 31, 2009.

—	Net interest income was $6.9 million in the second quarter of 2009, compared to $9.3 million for the same period in 2008. Net interest income was $14 million for the six months ended June 30, 2009, compared to $19.1 million for the same period in 2008.

—	Net interest margin in the second quarter was 2.30%, down 124 basis points from the comparable 2008 quarter of 3.54%. Net interest margin for the six month period was 2.40%, down 114 basis points from 3.54% in the comparable period of 2008. The decline for the quarter and the six month period was driven by an increase in non performing loans, a reduction in the prime rate by the Federal Reserve, and a reduction in the yield on investment securities, as well as a strategic decision on the part of management to maintain a larger position in cash and cash equivalents. Partially offsetting these declines was a slight reduction in the cost of interest bearing liabilities.

—	Non-accrual and impaired loans were $85.6 million at June 30, 2009, compared to $85.8 million at December 31, 2008, a slight decrease of $227,000. The decline was the result of loans becoming current and placed back on accrual, loan payoffs, transfers to other real estate owned, and charge-offs, net of additions. Royal has no troubled debt restructured loans or loans past due 90 days or more on which it has continued to accrue interest during the quarter.

—	Capital levels at June 30, 2009 exceed the regulatory minimum requirements for “well capitalized” at both the subsidiary and holding company level:

	As of June 30, 2009
					To be well capitalized
			For capital		under prompt
	Actual		adequacy purposes		corrective action provision
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)
Company (consolidated)	$154,878	14.71%	$84,216	8.00%	N/A	N/A
Royal Bank	116,583	12.21%	76,404	8.00%	$95,505	10.00%
Royal Asian	14,465	16.34%	7,083	8.00%	8,853	10.00%

Tier I capital (to risk-weighted assets)
Company (consolidated)	$141,531	13.44%	$42,108	4.00%	N/A	N/A
Royal Bank	104,469	10.94%	38,202	4.00%	$57,303	6.00%
Royal Asian	13,354	15.08%	3,541	4.00%	5,312	6.00%

Tier I Capital (to average assets, leverage)
Company (consolidated)	$141,531	10.88%	$39,017	3.00%	N/A	N/A
Royal Bank	104,469	8.81%	35,554	3.00%	$59,257	5.00%
Royal Asian	13,354	11.38%	3,520	3.00%	5,867	5.00%
Robert Tabas concluded, “The small business niche has proven to be fruitful for our business development efforts, and our loan growth this quarter reflects our continued success in repositioning our lending focus. Our deposit growth reflects customers underlying satisfaction with our customer service, convenience, and stability. We are building a foundation for future growth and believe we are making solid progress.”
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands throughout Pennsylvania, New Jersey and New York. Royal Bank America has played a lead role in the growth and development of our area for the past 40+ years. Royal Asian Bank enjoys a distinctive niche serving the financing and banking needs of the growing Asian-American population. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
Forward Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2008.
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Royal Bank America Media Alert
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months		Six Months
	Ended June 30th		Ended June 30th
	2009	2008	2009	2008
(in thousands, except for earnings per share)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$16,570	$17,702	$32,924	$37,774
Interest Expense	9,681	8,452	18,966	18,625

Net Interest Income	6,889	9,250	13,958	19,149
Provision for Loan Losses	6,956	4,531	9,753	7,812

Net Interest (Loss) Income after Provision	(67)	4,719	4,205	11,337
Non Interest (Loss)/Income	(3,404)	2,452	(6,988)	3,744
Non Interest Expense	8,319	7,041	15,544	13,645

(Loss)/Income before Taxes	(11,790)	130	(18,327)	1,436
Income Tax Expense (Benefit)	0	(185)	0	(69)

Net (Loss)/Income	(11,790)	315	(18,327)	1,505
Less Net Income attributable to noncontrolling interest	264	163	480	310
Net (Loss)/Income attributable to Royal Bancshares	$(12,054)	$152	$(18,807)	$1,195

(Loss) Earnings per share — basic	$(0.95)	$0.01	$(1.47)	$0.09

SELECTED RATIOS:
Return on Average Assets	-3.9%	0.1%	-6.2%	0.2%
Return on Average Equity	-45.5%	0.4%	-75.3%	1.7%
Average Equity to Assets	8.5%	12.3%	8.3%	12.1%
Book Value Per Share	$5.74	$10.35	$5.74	$10.35
CONDENSED BALANCE SHEET

	June 30, 2009	Dec. 31, 2008
(in thousands)	(unaudited)	(unaudited)
Cash and Cash Equivalents	$54,208	$14,259
Investment Securities	425,497	361,254
Loans & Leases (net)	690,264	672,081
Premises and Equipment (net)	25,531	25,853
Accrued Interest receivable	13,455	13,580
Other Assets	111,690	88,559

Total Assets	$1,320,645	$1,175,586

Deposits	876,689	760,068
Borrowings	283,935	288,031
Other Liabilities	25,423	20,128
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	106,446	79,687
Noncontrolling Interest	2,378	1,898

Total Equity	108,824	81,585

Total Liabilities and Equity	$1,320,645	$1,175,586

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) “Variable Interest Entities.”